Report of Independent Accountants

To the Trustees and Shareholders of
The Westwood Funds

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Westwood Equity Fund, Westwood Intermediate Bond Fund, and Westwood Balanced Fund (constituting The Westwood Funds, hereafter referred to as the "Fund") at September 30, 1996, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period then ended and the selected per share data and ratios for each of the periods presented, in conformity with generally accepted accounting principles. These financial statements and selected per share data and ratios (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at September 30, 1996 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, NY  10036
November 12, 1996